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                                  EXHIBIT 11


                              KAYDON CORPORATION
         CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991



                                                1993         1992         1991
                                             -------------------------------------
    Primary Earnings Per Share:
    ---------------------------
    Net Income                               $27,695,000  $10,374,000  $25,455,000
                                             -----------  -----------  -----------
    Average common shares outstanding         17,252,000   17,357,000   17,282,000

    Net common shares issuable in respect to
      common stock equivalents, with a dilu       61,000       82,000       54,000
                                             -----------  -----------  -----------
    Total common and common share
       equivalent shares                      17,313,000   17,439,000   17,336,000


    Primary earnings per common share        $      1.60  $      0.59  $      1.47




    Fully Diluted Earnings Per Share:
    ---------------------------------
    Net Income                               $27,695,000  $10,374,000  $25,455,000
                                             -----------  -----------  -----------
    Average common shares outstanding         17,252,000   17,357,000   17,282,000

    Net common shares issuable in respect to
      common stock equivalents, with a dilu       66,000       91,000       64,000
                                             -----------  -----------  -----------
    Total common and common share
       equivalent shares                      17,318,000   17,448,000   17,346,000


    Fully diluted earnings per common share  $      1.60  $      0.59  $      1.47





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